Exhibit 99.1

FOR RELEASE: Friday, May 3, 2013 at 4:00 PM (Central)

STATE INVESTORS BANCORP, INC. REPORTS FIRST QUARTER RESULTS

Metairie, Louisiana – May 3, 2013 – State Investors Bancorp, Inc. (the “Company”) (Nasdaq: SIBC), the holding company of State-Investors Bank, reported net income for the quarter ended March 31, 2013, of $127,000, a decrease of $83,000, as compared to net income of $210,000 reported for the quarter ended March 31, 2012.  Earnings per share, basic and diluted, were $0.05 for the quarter ended March 31, 2013, compared to basic and diluted earnings per share of $0.07 for the quarter ended March 31, 2012.

The decrease in net income for the quarter ended March 31, 2013 resulted primarily from an $88,000, or 3.3%, decrease in total interest income, an increase of $61,000, or 3.7%, in non-interest expense, an increase of $20,000, or 66.7%, in the provision for loan losses, and a decrease of $2,000, or 3.8%, in non-interest income, partially offset by a decrease of $47,000, or 6.8%, in total interest expense.  Net interest income decreased $41,000, or 2.1%, due to the $88,000 decrease in total interest income as a result of an overall decline in the average rate of return.  The increase in non-interest expense was primarily due to an increase in salaries and employee benefits expense of $100,000, or 12.0%, as well as increases of $26,000, or 14.5%, in occupancy expense, $7,000, or 63.6%, in advertising, and $2,000, or 4.9%, in deposit insurance premiums, partially offset by decreases of $41,000, or 16.5%, in other non-interest expense, $14,000, or 14.0%, in professional expense, $13,000, or 33.3%, in office supplies and postage expense, and $6,000, or 4.8%, in data processing expense.  A $50,000 provision for loan losses was made during the quarter ended March 31, 2013.

At March 31, 2013, the Company reported total assets of $245.9 million, a decrease of $105,000, compared to total assets of $246.0 million at December 31, 2012.  The decrease primarily reflects a decrease in investment securities of $2.2 million, or 4.7%, partially offset by increases of $1.6 million, or 0.9%, in net loans receivable, $345,000, or 2.7%, in cash and cash equivalents, and $157,000, or 1.3%, in other assets.  Advances from the Federal Home Loan Bank of Dallas amounted to $40.6 million at March 31, 2013, compared to $39.3 million at December 31, 2012, an increase of $1.3 million, or 3.4%. Deposits decreased $1.3 million, or 0.8%, to $159.9 million at March 31, 2013 compared to $161.2 million at December 31, 2012.  At March 31, 2013, the Company reported $2.9 million of non-performing assets, or 1.2%, of total assets at such date, compared to $3.3 million of non-performing assets, or 1.3%, of total assets at December 31, 2012.

Total shareholders’ equity decreased $283,000, or 0.7%, to $43.2 million at March 31, 2013, from $43.5 million at December 31, 2012, primarily due to the purchase of 41,986 shares under the Company’s third stock repurchase program, partially offset by net income of $127,000 for the quarter ended March 31, 2013, and an increase in unrealized gain on securities available for sale of $55,000, net of the deferred tax effect.

The Company repurchased 41,986 shares of its common stock during the quarter ended March 31, 2013 at an average price per share of $14.41, under the share repurchase program announced in November 2012 which covered up to 262,000 shares.  As of March 31, 2013, there were a total of 161,981 shares remaining for repurchase under the program.

State Investors Bancorp, Inc. is the holding company for State-Investors Bank which conducts business from its main office and three full-service branch offices in the greater New Orleans market area.

    Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words like “believe,” “expect,” “anticipate,” “estimate” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.”  We undertake no obligation to update any forward-looking statements.

State Investors Bancorp, Inc. and Subsidiary
Condensed Consolidated Balance Sheets
(In thousands)
	March 31, 2013	December 31, 2012
ASSETS	(Unaudited)

Cash and cash equivalents	$13,074	$12,729
Investment securities	44,271	46,474
Loans receivable, net	176,428	174,832
Other assets	12,077	11,920

Total assets	$245,850	$245,955

LIABILITIES AND SHAREHOLDERS’ EQUITY

Deposits	$159,909	$161,163
FHLB advances	40,615	39,286
Other liabilities	2,107	2,004

Total liabilities	202,631	202,453

Total shareholders’ equity	43,219	43,502

Total liabilities and shareholders’ equity	$245,850	$245,955

State Investors Bancorp, Inc. and Subsidiary
Condensed Consolidated Income Statements
(In thousands, except per share data)

	Three Months ended March 31,
	2013	2012
	(Unaudited)

Total interest income	$2,560	$2,648
Total interest expense	640	687
Net interest income	1,920	1,961
Provision for loan losses	50	30
Net interest income after provision for loan losses	1,870	1,931

Non-interest income	50	52
Non-interest expense	1,702	1,641
Income before income taxes	218	342
Income taxes	91	132

NET INCOME	$127	$210

Earnings Per Share
Basic	$0.05	$0.07
Diluted	$0.05	$0.07

	Three Months ended March 31,
	2013	2012
	(Unaudited)
Selected Operating Ratios(1):
Average interest rate spread	3.13%	3.06%
Net interest margin	3.39%	3.36%
Average interest-earning assets to
average interest-bearing liabilities	122.84%	125.24%

Asset Quality Ratios(2):
Non-performing assets as a percent of total assets	1.16%	1.87%
Allowance for loan losses as a percent of non-performing loans	45.74%	35.06%
Allowance for loan losses as a percent of total loans receivable	0.71%	0.90%

Per Share Data:
Shares outstanding at period end	2,524,006	2,909,500
Weighted average shares outstanding: Basic	2,545,022	2,909,500
Diluted	2,598,442	2,909,500

Tangible book value at period end	$ 17.12	$ 16.63
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(1)           Ratios for the three month periods are annualized.
(2)           Asset quality ratios are end of period ratios.

CONTACT:
Anthony S. Sciortino, President and Chief Executive Officer (504) 832-9400

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